Exhibit 10.9
EXECUTION VERSION

Dated July 17, 2025
FIRST SUPPLEMENTAL INDENTURE
to
INDENTURE
DATED AS OF May 9, 2023
in respect of
$1,040,000,000 9.000% SENIOR SECURED SECOND LIEN NOTES DUE 2028
among
EQUIPMENTSHARE.COM INC
as Company
CITIBANK, N.A.
as Trustee and Notes Collateral Agent

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of July 17, 2025, among EQUIPMENTSHARE.COM INC, a Texas corporation with registered office at 1999 Bryan Street, Suite 900, Dallas, Texas 75201-3136, (the “Company”) and CITIBANK, N.A., as trustee (the “Trustee”) and collateral agent (the “Notes Collateral Agent”), under the Indenture referred to below.
RECITALS
WHEREAS the Company, the Trustee and the Notes Collateral Agent are parties to an Indenture, dated as of May 9, 2023 (the “Indenture”), providing for the issuance of the Company’s 9.000% Senior Secured Second Lien Notes due 2028 (the “Securities”).
WHEREAS, pursuant to the first paragraph of Section 9.02 of the Indenture, the Company, the Trustee and the Notes Collateral Agent may amend or supplement certain provisions of the Indenture with the consent of the Holders of at least a majority in principal amount of the Securities then Outstanding (as such term is defined in the Indenture) or compliance with certain provisions of the Indenture may be waived with the consent of the Holders of at least a majority in principal amount of the Securities then Outstanding.
WHEREAS, upon the terms and subject to the conditions set forth in its consent solicitation statement, dated as of July 10, 2025 (the “Consent Solicitation Statement”), the Company has solicited consents of the Holders of Securities to the 2028 Amendments (as defined in the Consent Solicitation Statement), and the Company has now obtained such consents from the Holders of at least a majority in principal amount of the Outstanding Securities, and as such, this Supplemental Indenture, the amendments set forth herein and the Trustee’s and the Notes Collateral Agent’s entry into this Supplemental Indenture are authorized pursuant to the first paragraph of Section 9.02 of the Indenture.
WHEREAS, Global Bond Services Corporation, as tabulation agent under the Consent Solicitation Statement, has advised the Company and the Trustee that it has received validly executed consents to the 2028 Proposed Amendments from Holders representing a majority in aggregate principal amount of the Outstanding Securities on or prior to the date hereof and that those consents have not been revoked.
WHEREAS, pursuant to Sections 1.02, 1.03, 6.03, 9.02, 9.03, 9.04 and 10.24 of the Indenture, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken.
AGREEMENT
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company, the Trustee and the Notes Collateral Agent each mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:
Section 1.    Capitalized Terms.
Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Indenture (as modified hereby).
Section 2.    Effectiveness; Conditions Precedent.
(a)    The Company represents and warrants that each of the conditions precedent to the amendment and supplement of the Indenture (including such conditions pursuant to Section 9.02 of the Indenture) have been satisfied in all respects, including the delivery of an Officer’s Certificate and an Opinion of Counsel to the Trustee. Pursuant to Section 9.02 of the Indenture, the Holders of at least a majority in principal amount of the Outstanding Securities voting as a single class have authorized and directed the Trustee and the Notes Collateral Agent to execute this Supplemental Indenture and to take all steps necessary to give effect to, and permit, the 2028 Amendments (as defined in the Consent Solicitation Statement). The Company, the Trustee and the Notes Collateral Agent are on this date executing this Supplemental Indenture which will become effective on the date hereof upon execution by each party hereto (the “Effective Date”).
(b)    Notwithstanding the foregoing, the amendments set forth in Section 3 below shall become operative only upon payment of the 2028 Consent Fee (as defined in the Consent Solicitation Statement) (the “Operative Date”). The Company shall provide prompt written notice to the Trustee that the Operative Date has occurred.
Section 3.    Amendments.
Pursuant to Section 9.02 of the Indenture and subject to Section 2 hereof, the Company, the Notes Collateral Agent and the Trustee (in the case of the Trustee, acting in reliance upon the instructions and directions of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding voting as a single class pursuant to Section 9.02 of the Indenture) hereby agree to amend or supplement certain provisions of the Indenture, such amendments to be operative at and from the Operative Date. Language to be added to the Indenture is evidenced by double underline formatting (indicated textually in the same manner as the following example: double underlined text). Language to be deleted from the applicable Indenture is evidenced by strike-through formatting (indicated textually in the same manner as the following example: ~~stricken text~~). The amendments are as follow:
The below definitions are hereby added to Section 1.01 (Definitions) and/or hereby amended, as the case may be, inserted into alphabetical order where required:
“2032 Notes” refers to the $600,000,000 8.625% Senior Secured Second Lien Notes issued by the Company on April 16, 2024 pursuant to the 2032 Notes Indenture.
“2032 Notes Collateral Agent” means the collateral agent under the 2032 Notes Indenture.
“2032 Notes Indenture” means the Indenture, dated as of April 16, 2024, among the Company and Citibank, N.A., as trustee and notes collateral agent, as amended, modified and supplemented from time to time.
“2032 Notes Indenture Documents” means (a) the 2032 Notes Indenture, the 2032 Notes, any guarantees thereunder, the collateral documents related to the foregoing, the Pari Passu Intercreditor Agreement, the ABL Intercreditor Agreement and each of the other agreements, documents or instruments evidencing or governing any 2032 Notes Indenture Obligations and (b) any other related documents or instruments executed and delivered pursuant to any 2032 Notes Indenture Document described in clause (a) above evidencing or governing any Obligations thereunder, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“2032 Notes Indenture Obligations” means all Obligations in respect of the 2032 Notes or arising under any of the 2032 Notes Indenture Documents. 2032 Notes Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant 2032 Notes Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding (including all amounts accruing on or after the commencement of an insolvency proceeding, or that would have accrued or become due but for the effect of an insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding).
“2032 Notes Secured Parties” means the 2032 Notes Collateral Agent, the 2032 Notes Trustee and the holders of the 2032 Notes.
“2032 Notes Trustee” means the trustee under the 2032 Notes Indenture.
“2033 Notes” refers to the $500,000,000 8.000% Senior Secured Second Lien Notes issued by the Company on September 13, 2024 pursuant to the 2033 Notes Indenture.
“2033 Notes Collateral Agent” means the collateral agent under the 2033 Notes Indenture.
“2033 Notes Indenture” means the Indenture, dated as of September 13, 2024, among the Company and Citibank, N.A., as trustee and notes collateral agent, as amended, modified and supplemented from time to time.
“2033 Notes Indenture Documents” means (a) the 2033 Notes Indenture, the 2033 Notes, any guarantees thereunder, the collateral documents related to the foregoing, the Pari Passu Intercreditor Agreement, the ABL Intercreditor Agreement and each of the other agreements, documents or instruments evidencing or governing any 2033 Notes Indenture Obligations and (b) any other related documents or instruments executed and delivered pursuant to any 2033 Notes Indenture Document described in clause (a) above evidencing or governing any Obligations thereunder, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“2033 Notes Indenture Obligations” means all Obligations in respect of the 2033 Notes or arising under any of the 2033 Notes Indenture Documents. 2033 Notes Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant 2033 Notes Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding (including all amounts accruing on or after the commencement of an insolvency proceeding, or that would have accrued or become due but for the effect of an insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding).
“2033 Notes Issue Date” means September 13, 2024.
“2033 Notes Secured Parties” means the 2033 Notes Collateral Agent, the 2033 Notes Trustee and the holders of the 2033 Notes.
“2033 Notes Trustee” means the trustee under the 2033 Notes Indenture.
“Additional 2028 Notes” refers to the $400,000,000 9.000% Senior Secured Second Lien Notes issued by the Company on September 21, 2023 pursuant to the 2028 Notes Indenture.
“Additional Second Lien Agreement” means any Credit Facility evidencing or governing Second Lien Debt (other than any 2032 Notes Indenture Document, 2033 Notes Indenture Document and any Indenture Document), in each case in respect of which an Additional Second Lien Agent has become a party to the ABL Intercreditor Agreement either directly or by executing a joinder in the form required under the ABL Intercreditor Agreement or such other form that is reasonably acceptable to the First Lien Designated Agent and has executed ~~a~~the Pari Passu Intercreditor Agreement.
“Additional Second Lien Obligations” means (i) any Obligations with respect to any Additional Second Lien Agreement, (ii) all reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to any Additional Second

Lien Agreement and (iii) all Hedging Obligations, cash management obligations and similar bank product obligations between the Company and/or any of the Guarantors, on the one hand, and any Person that was a lender, agent for the lenders or holder of Obligations under any Additional Second Lien Agreement at the time the agreement governing such obligations was entered into (or any Affiliate of any Person that was a lender, agent for the lenders or holder of Obligations under any Additional Second Lien Agreement at the time the agreement governing such obligations was entered into), on the other hand, to the extent that such obligations are secured by Liens on the Collateral, and all fees, expenses and other amounts payable from time to time in connection therewith; provided, however, for the avoidance of doubt, none of the 2032 Notes Indenture Obligations, the 2033 Notes Indenture Obligations, the Indenture Obligations or First Lien Obligations shall constitute Additional Second Lien Obligations.
“Applicable Collateral Agent” means (i) until the discharge of the Notes Indenture Obligations, the Notes Collateral Agent and (ii) from and after the discharge of the Notes Indenture Obligations, the collateral agent for the series of Second Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding series of Second Lien Obligations with respect to the Collateral.
“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition, whether in a single transaction or a series of related transactions, by the Company or any Restricted Subsidiary, including by way of a Sale Leaseback Transaction, to any Person other than the Company or a Restricted Subsidiary of:
(a)    any Capital Stock of any Restricted Subsidiary (other than directors qualifying shares or to the extent required by applicable law);
(b)    all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or
(c)    any other properties or assets of the Company or any Restricted Subsidiary, other than, in the case of clauses (a), (b) or (c) above,
(i)    sales, conveyances, transfers, leases or other dispositions of (x) obsolete, damaged or used equipment, (y) other equipment or inventory in the ordinary course of business, including, for the avoidance of doubt, any inventory through retail channels and locations, or (z) other equipment or inventory in the ordinary course of business under the OWN Program;
(ii)    sales, conveyances, transfers, leases or other dispositions of assets in one or a series of related transactions for an aggregate consideration of less than $12,500,000; […]
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus:
(a) without duplication, and to the extent deducted in determining such Consolidated Net Income, the sum of:
[…]
(iii)    all amounts attributable to depreciation and amortization for such period (excluding, for the avoidance of doubt (except as otherwise provided in, and solely under, clause (a)(v) below), lease amortization in respect of Operating Leases as a result of the application of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842)) that would have otherwise been Operating Lease expenses under Financial Accounting Standards Board ASC, Leases (Topic 840);
(iv)    New Market Startup Costs for such period; provided that (x) such New Market Startup Costs are reasonable, identifiable, factually supportable and (y) such costs, charges and expenses shall not exceed the following percentages of Consolidated EBITDA: (A) 25% for any period ending on or prior to December 31, 2024, (B) 20% for any period ending after December 31, 2024 and on or prior to December 31, 2025, and (C) 17.5% for any period ending after December 31, 2025; ~~2024; provided, further that such New Market Startup Costs shall be deemed to be (1) $25,751 for the fiscal quarter ended March 31, 2022, (2) $29,540 for the fiscal quarter ended June 30, 2022, (3) $39,171 for the fiscal quarter ending September 30, 2022, and (4) $43,416 for the fiscal quarter ended December 31, 2022;~~
(v)    the amount of expenses, determined on a consolidated basis in accordance with GAAP, of the Company for Operating Lease costs and revenue sharing and similar arrangements with owners for such period that are attributable to assets which constituted off balance sheet equipment inventory prior to being purchased by the Company in transactions permitted under the Indenture and which assets are owned at the end of such period by the Company;-
~~(v) [reserved];~~
[…]
(ix)    restructuring and similar charges, including any charge attributable to the undertaking and/or implementation of cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies (excluding “revenue” synergies, but including, without limitation, in connection with any integration, and/or restructuring or transition), any business optimization or business organization charge, any restructuring charge (including any charge relating to any tax restructuring), and/or any charge relating to the closure or consolidation of any facility and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs), any systems implementation charge, any consulting charge, any severance charge and/or any other transaction costs or other costs associated with operational changes or improvements, provided that (1) such charges are reasonable, identifiable, and factually supportable and (2) the aggregate amount for this clause (a)(ix), when combined with clauses (a)(vii~~ix~~), (a)(viii) and (a)(xi), shall not exceed 5% of Consolidated EBITDA (calculated prior to giving effect to the adjustments contemplated in this clause (a)(ix) and in clauses (a)(vii), (a)(viii) and (a)(xi));
[…]
(xi)    (A~~1~~) proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace, (B) fees, costs and expenses to the extent reimbursable by third parties pursuant to indemnification provisions or similar agreements or insurance and (C) other costs, charges, accruals, reserves or expenses reimbursable by a third party (in each case under this clause (a)(xi), whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)); provided that the aggregate amount for this clause (a)(xi), when combined with clauses (a)(vii), (a)(viii), and (a)(ix), shall not exceed 5% of Consolidated EBITDA (calculated prior to giving effect to the adjustments contemplated in this clause (a)(xi) and in clauses (a)(vii), (a)(viii), and (a)(ix)); and
[…]

(b)    without duplication:
(i)    interest income;
(ii)    amounts added back pursuant to clause (a)(xi) above to the extent that either (A~~1~~)(x) four fiscal quarters have elapsed since the amounts added back pursuant to clause (a)(xi) and (y) such proceeds have not actually been received by the Company and its Restricted Subsidiaries at such time or (B) such amounts have actually been provided by the applicable insurance provider or third party (to the extent such amounts are included in Consolidated Net Income); and
(iii)    to the extent included in determining such Consolidated Net Income, any extraordinary, unusual, one-time or non-recurring gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP, including without limitation (A) any income attributable to the early extinguishment of any Indebtedness or obligations under any swap or other derivative instruments and (B) any gain on the sale of fixed assets or any gain in respect of sale-leaseback transactions, whether recognized immediately or on a deferred basis;
provided, further that (I) the Consolidated EBITDA of any Person, line of business or assets acquired by the Company or any Restricted Subsidiary pursuant to an acquisition during such period shall be included on a Pro Forma Basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period), (II) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Company or any Restricted Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period), (III) revenue from the sale of equipment minus cost of goods sold recognized on such equipment sales shall not exceed 30% of Consolidated EBITDA for such period and (IV) ~~in~~ except as contemplated in clause (a)(v) above in no event shall any costs, payments or other expenses with respect to Operating Leases (whether categorized as rent, interest expense or otherwise) be added back to Consolidated Net Income under clause (a) above in calculating Consolidated EBITDA.
“Credit Facility” means one or more debt facilities or agreements (including the ABL Credit Agreement ~~and this Indenture~~), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for, or acting as underwriters of, revolving loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), notes, debentures, letters of credit or the issuance and sale of securities including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and in each case, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreements, indentures or other instruments (and related documents) governing any form of Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such facility or agreement or successor facility or agreement whether by the same or any other lender or holder of Indebtedness or group of lenders or holders of Indebtedness and whether the same obligor or different obligors.
“NY UCC” means the New York Uniform Commercial Code, as in effect from time to time.
“Permitted Investments” means any of the following:
[…]
(x) advances to employees or officers of the Company in the ordinary course of business and additional loans to employees or officers in an aggregate amount, together with all other Permitted Investments made pursuant to this clause (x), at any time outstanding not to exceed $~~10,000,000~~12,500,000;
(xx) other Investments; provided that at the time any such Investment is made pursuant to this clause (xx), the amount of such Investment, together with all other Investments made pursuant to this clause (xx), does not exceed the greater of $~~100,000,00~~0;150,000,000 and 3.00% of Consolidated Total Assets at any time outstanding; provided, further, that, if an Investment is made pursuant to this clause (xx) in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) of the definition of “Permitted Investments”; provided, however, that it satisfies the conditions set forth in such clause;
“Permitted Liens” means:
(a) any Lien existing as of the 2033 Notes Issue Date;
[…]
(ee) Liens on the assets of Dealership Subsidiaries securing Indebtedness permitted under Section 10.08(b)(xvi); ~~and~~
(ff) Liens securing Second Lien Debt permitted under Section 10.08(b)(xvii)~~.~~;
(gg) Liens arising from precautionary NY UCC financing statements or similar filings; and
(hh) Liens securing Indebtedness incurred in compliance with the covenant described under Section 10.08, provided that on the date of the incurrence of such Indebtedness and after giving pro forma effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing and the Secured Net Indebtedness Leverage Ratio shall not exceed 4.00:1.00; provided further that such Liens constitute either Additional Second Lien Obligations or are secured on a junior lien basis to the Securities.
“Second Lien Agents” means, collectively, the Notes Collateral Agent, the 2032 Notes Collateral Agent, the 2033 Notes Collateral Agent and each Additional Second Lien Agent.
“Second Lien Documents” means, collectively, the Indenture Documents, the 2032 Notes Indenture Documents, the 2033 Notes Indenture Documents and the Additional Second Lien Documents.
~~“Second Lien Notes” means, collectively, the Securities issued on the Issue Date and any Additional Securities.~~
“Second Lien Obligations” means, collectively, the Indenture Obligations, the 2032 Indenture Obligations, the 2033 Indenture Obligations and the Additional Second Lien Obligations.

“Second Lien Secured Parties” means, collectively, the Notes Secured Parties, the 2032 Notes Secured Parties, the 2033 Notes Secured Parties and any Additional Second Lien Agent, the lenders and letter of credit issuer(s) party to any Additional Second Lien Agreement and any other Person holding any Additional Second Lien Obligations or to whom any Additional Second Lien Obligation is at any time owing.
“Secured Net Indebtedness Leverage Ratio” means, with respect to any Person, on any date of determination, a ratio of (a) Total Net Indebtedness that is secured by a Lien on the assets of such Person and its Restricted Subsidiaries on a consolidated basis outstanding on such date, to (b) Consolidated EBITDA of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of such calculation, in each case calculated with the pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
“Subordinated Indebtedness” means, with respect to a Person, Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is unsecured, secured on a junior basis or subordinate or junior in right of payment to the Securities or a Guarantee of the Securities by such Person, as the case may be, pursuant to a written agreement to that effect.
“Surviving Guarantor” has the meaning specified in Section 8.03(1)(y).
Clauses (6) and (7) Section 5.01 (Events of Default) are hereby amended to read as follows:
(6)    default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $~~50,000,000~~62,500,000, in each case, either individually or in the aggregate, and either:
(A) such Indebtedness is already due and payable in full; or
(B) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;
(7)    one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $~~50,000,000~~62,500,000, in each case, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect;
Sections 8.02 (Subsidiaries of any Surviving Entity), 8.03 (Guarantors May Consolidate, Etc. Only on Certain Terms) and 8.04 (Successor Substituted) are hereby inserted and/or amended to read as follows:
SECTION 8.02. Subsidiaries of any Surviving Entity. For all purposes of this Indenture and the Securities (including the provisions of this Article VIII and Sections 10.08, 10.09 and 10.12), Subsidiaries of any Surviving Entity shall, upon consummation of such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated

Unrestricted Subsidiaries pursuant to and in accordance with Section 10.17 and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately after such transaction or series of related transactions shall be deemed to have been incurred upon consummation of such transaction or series of related transactions.
SECTION 8.03. Guarantors May Consolidate, Etc. Only on Certain Terms. Subject to certain provisions herein governing release of assets and property securing the Securities and release of a Guarantee, including upon the sale or disposition of a Restricted Subsidiary of the Company that is a Guarantor, no Guarantor shall, and the Company shall not permit any Guarantor to, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any other Person or Persons, unless at the time and after giving effect thereto:
(1)    either:
(x) if the transaction or transactions is a merger or consolidation, the Guarantor shall be the surviving Person of such merger or consolidation;
(y) the Person formed by such consolidation or into which the Guarantor is merged or to which the properties and assets of the Guarantor are transferred (any such surviving person or transferee person being the “Surviving Guarantor”) shall be an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume pursuant to a supplemental indenture and such other necessary agreements reasonably satisfactory to the Trustee and the Notes Collateral Agent all the obligations of the Guarantor under the Securities (and such Guarantor’s Guarantee, as applicable), the Indenture, the Notes Collateral Documents and the ABL Intercreditor Agreement, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Notes Collateral Documents on the Collateral owned by or transferred to the Surviving Guarantor; or
(z) such merger, consolidation, sale, assignment, conveyance, transfer, lease or disposal is not otherwise prohibited under this Indenture;
(2)    immediately after giving effect to such transaction or series of transactions on a Pro Forma Basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and
(3)    to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Surviving Guarantor are assets of the type which would constitute Collateral under the Notes Collateral Documents, the Surviving Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Notes Collateral Documents in the manner and to the extent required in this Indenture or any of the Notes Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Notes Collateral Documents.
Clause (2) of this Section 8.03 will not apply to any merger, amalgamation or consolidation of the Guarantor (i) with or into the Company or another Guarantor for any purpose, (ii) with or into an Affiliate of the Company solely for the purpose of reincorporating or reorganizing such Guarantor in the United States, any state thereof or the District of Columbia, (iii) to convert into a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor or a jurisdiction in the United States or (iv) that is not in violation of Section 10.14 of this Indenture; provided that with respect to this sub-clause (iv), no Event of Default shall have occurred and be continuing.
In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated by the foregoing provisions of this Article VIII, the Company or such Guarantor, as the case may be, shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof (required under clause (1)(y) of this Section 8.03) comply with the requirements of this Indenture.
SECTION 8.04. ~~SECTION 8.02.~~ Successor Substituted. Except as otherwise provided by Section 13.05, upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company or any Guarantor in accordance with ~~Section 8.01~~this Article VIII, the successor Person formed by such consolidation or into which the Company or a Restricted Subsidiary, or a Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company, or such Guarantor, as the case may be, under the Securities (or such Guarantor’s Guarantee, as the case may be), this Indenture, the Notes Collateral Documents, ~~any~~the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement with the same effect as if such successor had been named as the Company (or a Guarantor, as the case may be) in the Securities (or such Guarantor’s Guarantee, as the case may be), this Indenture, the Notes Collateral Documents and the ABL Intercreditor Agreement and, except in the case of a lease, the Company or such Restricted Subsidiary, or such Guarantor, as the case may be, shall be released and discharged from its obligations thereunder.
~~For all purposes of this Indenture and the Securities (including the provisions of this Article VIII and Sections 10.08, 10.09 and 10.12), Subsidiaries of any Surviving Entity shall, upon consummation of such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated Unrestricted Subsidiaries pursuant to and in accordance with Section 10.17 and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately after such transaction or series of related transactions shall be deemed to have been incurred upon consummation of such transaction or series of related transactions.~~
Clauses (b)(i)(A), (b)(xvii), (b)(iii), (b)(xvi), (b)(xvii) and (c) of Section 10.08. (Limitation on Indebtedness) are hereby amended as follows:
(b) Paragraph (a) of this Section 10.08 shall not prohibit the incurrence of any of the following items of Indebtedness:
(i)    Indebtedness incurred by the Company and Restricted Subsidiaries pursuant to any Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Restricted Subsidiaries thereunder); provided, however, that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (i) and then outstanding does not exceed the greater of (A) $~~3,000,000,000~~3,250,000,000 and (B) the Borrowing Base;
[…]

(iii)    (x) Indebtedness existing on the Issue Date, other than Indebtedness described in clauses (i) and (ii) of this clause (b) and (y) Indebtedness of the Company or any Guarantor represented by the Securities issued on September 21, 2023, the 2032 Notes or the 2033 Notes;
(xvi)    Indebtedness of the Company or any Dealership Subsidiary incurred in connection with any Floor Plan Financings or any unsecured Guarantee thereof by the Company or any Guarantor; provided that the aggregate principal amount of such Indebtedness under this clause (~~xvii~~xvi), when combined with Indebtedness incurred under clause (iv) then outstanding, shall not in the aggregate exceed the greater of $325,000,000 and 7.5% of Consolidated Total Assets;
(xvii)    Second Lien Debt of the Company or any Guarantor; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of Indebtedness incurred pursuant to this clause (~~xviii~~xvii) and then outstanding does not exceed $~~250,000,000~~350,000,000;
(c)    For the purposes of determining compliance with, and the outstanding principal amount of Indebtedness incurred pursuant to and in compliance with, this Section 10.08, (i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraphs (a) and (b) of this Section 10.08, the Company, in its sole discretion, shall classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in Section 10.08(a) or one or a combination of the clauses of Section 10.08(b); provided that (i) Indebtedness under the ABL Credit Agreement and any Credit Facility (other than the 2032 Notes and the 2033 Notes to the extent initially deemed incurred thereunder) initially incurred pursuant to Section 10.08(b)(i) above shall be treated as incurred pursuant to Section 10.08(b)(i) above and may not be reclassified and (ii) any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this Section 10.08) arising under any guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.
Clause (d)(C)(8) is hereby added and clauses (d)(C)(6) and (d)(C)(7) of Section 10.09 (Limitation on Restricted Payments) are hereby amended as follows:
(6) the aggregate amount equal to the net reduction in Investments (other than Permitted Investments) in Unrestricted Subsidiaries resulting from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary; ~~and~~
(7) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary in accordance with Section 10.17 hereof, the Fair Market Value of the Company’s interest in such Subsidiary~~.~~; and
(8) an amount equal to the greater of $62,500,000 and 1.25% of Consolidated Total Assets.
Clause (d)(viii) of Section 10.09 (Limitation on Restricted Payments) are hereby amended as follows:

(viii) the declaration and payment by the Company of dividends on the common stock or common equity interests of the Company in an amount not to exceed, in the period prior to the occurrence of an initial public offering (including, for purposes of this clause (viii), a direct listing or merger with a special purpose acquisition vehicle, as a result of which the Company’s common stock or common equity interests are listed on a national stock exchange), the greater of $62,500,000 and 1.25% of Consolidated Total Assets, plus, in any fiscal year during which a public offering occurs or subsequent fiscal year, an amount not to exceed the greater of (a) 6.0% of the proceeds received by or contributed to the Company in or from any such public offering and (b) an aggregate amount per annum not to exceed 6.0% of Market Capitalization;
Clause (d)(xvii) of Section 10.09 (Limitation on Restricted Payments) are hereby amended as follows:
(xvii) any Restricted Payment in an amount which, when taken together with all Restricted Payments made after the Issue Date pursuant to this clause (xvii), does not exceed the greater of $~~50,000,000~~68,500,000 and 1.375% of Consolidated Total Assets (as of any date of determination); and
Clause (c) of Section 10.14 (Disposition of Proceeds of Asset Sales) is hereby amended as follows:
Any Net Cash Proceeds from any Asset Sale that are not used in accordance with clause (b) of this Section ~~10.12~~10.14 constitute “Excess Proceeds” subject to disposition as provided in clause (c) below.
(c) Whenever the aggregate amount of Excess Proceeds equals or exceeds $~~25,000,000~~35,000,000, the Company shall make an Offer to Purchase (an “Asset Sale Offer”), from all Holders and, to the extent the Company is required by the terms thereof, all holders of other Indebtedness that is pari passu in right of payment with the Securities containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, pro rata in proportion to the respective principal amounts of the Securities and such other Indebtedness to be purchased or redeemed, the maximum principal amount of Securities and such other Indebtedness that may be purchased with the Excess Proceeds; provided that in the case of Net Cash Proceeds of Collateral that constitute Excess Proceeds, any such pari passu Indebtedness shall mean Second Lien Obligations.
Section 14.06 (Form and Sufficiency of Release) is hereby amended as follows:
SECTION 14.06. Form and Sufficiency of Release. Upon the release of Collateral in accordance with Section 14.05 and subject to Section 14.12, the Trustee or the Notes Collateral Agent, at the Company’s expense and upon the written request of the Company accompanied by an Officers’ Certificate and Opinion of Counsel confirming that all applicable conditions precedent under this Indenture, the Notes Collateral Documents, any Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement have been met, shall, subject to the terms of the Notes Collateral Documents, promptly cause to be released and reconveyed to the Company or the Guarantors, as the case may be, the released Collateral and shall execute, deliver or acknowledge any instruments or releases that are necessary or appropriate to evidence the release from the Liens created by the Notes Collateral Documents of any Collateral permitted to be released pursuant to this Indenture and the Notes Collateral Documents, provided that, notwithstanding the foregoing, (i) pursuant to the terms of the ABL Intercreditor Agreement, the second-priority Liens on the Collateral securing the Securities and any Guarantees shall also terminate and be released automatically to the extent the first-priority Liens on the Collateral securing the First Lien Obligations are released by the First Lien Agent in connection with a sale, transfer or disposition of Collateral that occurs in accordance with the ABL Intercreditor Agreement (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the First Lien Obligations) and the Notes Collateral Agent or the Trustee shall promptly ~~shall~~ execute and deliver to the First Lien Designated Agent such termination or amendment statements, releases, and other documents as the First Lien Designated Agent may reasonably request to effectively confirm such release in accordance with and subject to the terms of the ABL Intercreditor Agreement and (ii) pursuant to the terms of the Pari Passu Intercreditor Agreement, the second-priority Liens on the Collateral securing the Securities shall also terminate and be released automatically to the extent the second-priority Liens on the Collateral securing the obligations under the 2028 Notes Indenture are released by the Collateral Agent in connection with the foreclosure upon or otherwise exercise of remedies with respect to Collateral that occurs in accordance with the Pari Passu Intercreditor Agreement (provided that any proceeds of any Collateral realized therefrom shall be applied pursuant to the Pari Passu Intercreditor Agreement) and the Notes Collateral Agent or the Trustee shall promptly execute and deliver to the Collateral Agent such termination or amendment statements, releases, and other documents as may be necessary to effectively confirm such release in accordance with and subject to the terms of the Pari Passu Intercreditor Agreement. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Notes Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Notes Collateral Documents.
Section 4.    Global Securities.
Each Global Security shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Security consistent with the terms of the Indenture, as supplemented and amended by this Supplemental Indenture. To the extent of any conflict between the terms of the Global Securities and the terms of the Indenture, as supplemented by this Supplemental Indenture, the terms of the Indenture, as supplemented by this Supplemental Indenture, shall govern and be controlling. The Company shall, as soon as practicable after the date hereof, deliver to the Depositary a true copy of this Supplemental Indenture which shall be annexed to each Global Security.
Section 5.    Ratification and Effect.
Except as hereby expressly waived, supplemented, modified and amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.
Upon and after the execution of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby; and, this Supplemental Indenture shall form a part of the Indenture for all purposes and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 6.    Governing Law.
This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.
Section 7.    Waiver of Jury Trial.
EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTION CONTEMPLATED HEREBY.
Section 8.    Counterpart Originals.
This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 9.    The Trustee.
The Trustee has entered into this Supplemental Indenture solely upon the request of the Company and assumes no obligations hereunder. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. For the avoidance of doubt, the Trustee, by executing this Supplemental Indenture in accordance with the terms of the Indenture, does not agree to undertake additional actions nor does it consent to any transaction beyond what is expressly set forth in this Supplemental Indenture, and the Trustee reserves all rights and remedies under the Indenture.
Section 10.    Effect of Headings and Table of Contents.
The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
Section 11.    Conflicts.
To the extent of any inconsistency between the terms of the Indenture or the Global Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.
Section 12.    Successors and Assigns.

All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors and assigns, whether so expressed or not.
(Signature pages follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on the date first written above.

Very truly yours,

EQUIPMENTSHARE.COM INC, as the Company

By:	/s/ Jabbok Schlacks

Name:	Jabbok Schlacks

Title:	CEO
[Signature Page to 2028 Notes Supplemental Indenture]

CITIBANK, N.A., as Trustee and Notes Collateral Agent

By:	/s/ Keri-anne Marshall

Name:	Keri-anne Marshall

Title:	Senior Trust Officer
[Signature Page to 2028 Notes Supplemental Indenture]